EXHIBIT 5.1

Paul D. Chestovich, Esq.

 Paul D. Chestovich, Esq.

1800 Goodrich Avenue

Saint Paul, MN 55104

Phone: (651) 235-7536

E-Mail:  pdchestovich@gmail.com

August 21, 2023

Mill City Ventures III, Ltd.

1907 Wayzata Boulevard, Suite 205

Wayzata, MN 55391

RE:	Mill City Ventures III, Ltd. — Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as special counsel to Mill City Ventures III, Ltd., a Minnesota corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 900,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the Company’s 2022 Stock Incentive Plan (the “Plan”) as referenced in the Registration Statement.

As counsel for the Company, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purposes of rendering this opinion and I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.  In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to me as copies.

For the purpose of the opinion rendered below, I have assumed that in connection with the issuance of the Shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon the foregoing, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and pursuant to the agreements that accompany the Plan, will be validly issued, fully paid and non-assessable.

This opinion letter is based solely on the Minnesota Business Corporation Act, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

I consent to the Company’s use of this opinion as an exhibit to the Registration Statement, and consent to the reference of my name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Paul Chestovich, Esq.